FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS SECOND QUARTER 2012 RESULTS

CRANBURY, New Jersey – (August 6, 2012) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets, today announced its financial results for the second quarter 2012.

Second Quarter Results

•	Net sales for the second quarter 2012 were $214 million, a 6% increase over second quarter 2011.

•
Specialty Phosphates second quarter 2012 sales of $194 million increased 14% compared to second quarter 2011 with volumes and prices each up 7%. Specialty Phosphates operating income increased 4% versus the prior year period to $29 million.

•
GTSP & Other sales at $20 million for the 2012 second quarter were $11 million below the year ago level on lower market prices and lower volumes. The segment recorded an operating loss of $2.5 million. Adjustments recorded in the 2012 second quarter, including amounts relating to prior periods, increased cost of goods sold by $2.7 million. Operating income for the 2012 second quarter was break even excluding these adjustments, down $5 million versus the prior year period.

•
Diluted EPS for the second quarter 2012 was $0.73 compared to $0.92 for the second quarter 2011. After excluding the adjustments noted above, the second quarter 2012 EPS was $0.81 with the decline attributable to lower GTSP & Other profitability.

Randy Gress, CEO of Innophos, commented on the results, “We are pleased with the strength of our Specialty Phosphates business and our ability to demonstrate growth in an economic environment that became more challenging as the quarter progressed. The second quarter saw moderate sequential and year-over-year volume improvement in our US/Canada business, Mexico Specialty Phosphates volumes were up significantly from year ago levels, and our new bioactive mineral ingredients business continued its excellent performance since the Kelatron acquisition. We also maintained Specialty

Phosphates operating income above year ago levels despite lower market demand and significant increases in raw material costs throughout 2011 and into the 2012 second quarter.

Mr. Gress concluded, “While the challenges presented by the broader environment are currently limiting our near-term expectations, we continue to make good progress on the strategic growth objectives that should allow us to grow above market rates and position us for success in the longer-term. We are gaining traction with our new products, including ingredients providing calcium and other mineral fortification options and those that reduce the sodium content of foods and beverages. We also recently completed our second adjacency acquisition with the purchase of AMT Labs, Inc., whose strengths are complementary to our new bioactive mineral ingredients business platform created by the acquisition of Kelatron last year. Kelatron has recorded revenue growth well above 20% for the first half of 2012 and we expect continued strong growth from this product range, supported by the addition of AMT’s high quality manufacturing facilities, attractive new market development opportunities and benefits of further synergies.”

Segment Results second quarter 2012 versus 2011

Specialty Phosphates

Specialty Phosphates sales revenue was up 14% year over year with prices and volumes each up 7%, including a 3% volume benefit from the Kelatron acquisition.

Operating income at $29 million was $1 million above the year ago period and $5 million lower sequentially, as expected, due to the catch up in raw material costs. Operating income margin at 15% decreased 260 basis points sequentially, as a result of the expected catch up in raw material costs as our contract terms adjusted to reflect current market prices, and was 140 basis points below the 2011 second quarter.

US/Canada

US/Canada Specialty Phosphates sales increased 11% year-over-year with 7% coming from higher prices. Volumes increased 4% compared to the 2011 period, including a 3% benefit from the Kelatron acquisition, and increased 2% sequentially.

Operating income at $20 million was $6 million below the year ago period and $7 million lower sequentially, due primarily to increased raw material costs for which selling price increases had already been achieved in the first quarter 2012. Operating income margins at 14% were down 530 basis points sequentially and down 610 basis points compared to the year ago level.

Mexico

The Specialty Phosphates business in Mexico achieved 24% higher sales on 7% higher prices and 17% higher volumes in comparison to a second quarter 2011 that had sales limitations due to production issues following a scheduled maintenance outage.

Operating income at $8 million was up $2 million sequentially and $7 million above year ago levels. Operating income margin at 18% was up 560 basis points sequentially and was 1470 basis points above year ago levels.

GTSP & Other

During our review of the 2012 second quarter, we identified certain items that affected our financial statements related to 2011 through the 2012 first quarter. In addition, we revised our estimates for the effect of contract terms on raw material pricing in 2012. The net effect of these adjustments in the 2012 second quarter was to increase cost of goods sold by $2.7 million and decrease net income by $1.8 million ($0.08 per share). The adjustments were recorded in GTSP & Other and the prior period amounts were not material to the financial results as contained in our current or previously issued annual or interim financial statements. The prior period amounts are also not expected to be material to the full year 2012 financial statements.

GTSP & Other sales (primarily fertilizer co-product) decreased 35% from year ago levels on significantly lower volumes and lower market prices.

The segment recorded an operating loss of $2.5 million resulting from the adjustments described above. Excluding these adjustments, operating income for the second quarter 2012 was break-even, as expected, up $3 million sequentially (adjusted for the $7 million Rhodia settlement recorded in the 2012 first quarter) but $5 million below the second quarter 2011, due to lower fertilizer market prices and higher raw material costs.

Recent Trends and Outlook

Specialty Phosphates achieved volume growth despite a moderate decline in market demand during the second quarter. Demand conditions weakened from a combination of limited further STPP reformulation in North America, customer destocking, particularly in international markets, and lower demand in a few market segments. This was offset by good progress on targeted growth initiatives, including excellent results from the recently acquired Kelatron business. Management expects to offset continued weaker market demand conditions in the second half through ongoing success with growth initiatives, and, overall, anticipates second half volume growth of approximately 1-3%, with acquisitions, including the recently announced AMT acquisition, contributing a further 4%.

Specialty Phosphates selling prices were 9% higher in the first half versus the same period last year and improved moderately in the second quarter on a sequential basis. We will continue to carefully monitor market and raw material cost trends and will consider additional price increases as market conditions allow. Our primary focus remains on continuing to meet our growth goals, both geographically and through product innovation.

Market prices for Innophos key raw materials of phosphate rock and sulfur were relatively unchanged through the second quarter, with the sequential increase seen in cost of goods sold arising as expected from contract terms catching up to current market prices. Prices for finished fertilizer products, including GTSP, increased sequentially during the second quarter before stabilizing again, and remain significantly below their 2011 levels.

Overall, therefore, management expects operating performance in both Specialty Phosphates and GTSP & Other in the 2012 third quarter to be similar to the second quarter. In addition, scheduled maintenance outages in Mexico and the US, together with an increased level of mining activity as we continue to evaluate the quality of our mining concessions in Mexico, are expected to result in a sequential increase in third and fourth quarter costs compared to the second quarter of approximately $2 million per quarter, affecting GTSP & Other and Specialty Phosphates equally.

The company generated strong operating cash flows including the benefits of delivering on working capital reduction targets with net debt decreasing by $33 million in the 2012 second quarter to $63 million.

Capital Expenditures
Capital expenditures were $5 million in the 2012 second quarter and management now expects to spend approximately $25-30 million for all of 2012. This expenditure level is down from previous indications due to delays to some projects stemming from changes in engineering specifications, thus deferring some expenditure to 2013. Investment continues to be focused on debottlenecking US / Canada and Mexico Specialty Ingredients facilities, expanding geographically, including the investment in China, and enhancing Mexico’s capability to process multiple grades of rock, consistent with the Company’s supply chain diversification strategy.

About Innophos Holdings, Inc.
Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other mineral ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'
SOURCE Innophos Holdings, Inc.
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Financial Tables Follow
Innophos Holdings, Inc.                 FTI Consulting, Inc.
Investor Relations: (609) 366-1299        Alexandra Tramont/Matt Steinberg
investor.relations@innophos.com         212-850-5600

Conference Call Details

The conference call is scheduled for Tuesday, August 7, 2012 at 10:00 am ET and can be accessed by dialing 888-771-4350 (U.S.) or 847-585-4343 (international) and entering passcode 32953583. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 1:00 pm ET on August 7 and 1:00 pm ET on August 21, 2012. The replay is accessible by dialing 888-843-7419 (U.S.) or 630-652-3042 (international) and entering passcode 9598976#.

Safe Harbor for Forward-Looking and Cautionary Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon second-party suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – Second Quarter

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Three months ended	Three months ended
	June 30, 2012	June 30, 2011

Net sales	$214,180	$201,627
Cost of goods sold	171,812	152,463
Gross profit	42,368	49,164
Operating expenses:
Selling, general and administrative	15,236	15,795
Research & development expenses	849	752
Total operating expenses	16,085	16,547
Operating income	26,283	32,617
Interest expense, net	1,595	1,282
Foreign exchange (gain) loss	(108)	(152)
Income before income taxes	24,796	31,487
Provision for income taxes	8,292	10,741
Net income	$16,504	$20,746

Diluted Earnings Per Share	$0.73	$0.92

Diluted weighted average common shares outstanding:	22,713,254	22,645,132
Dividends paid per share of common stock	$0.27	$0.25
Dividends declared per share of common stock	$0.27	$0.25

Segment Reporting – Second Quarter

The Company reports its operations in three segments: Specialty Phosphates US & Canada, Specialty Phosphates Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis. Sales on a ship-from basis are on the same revenue recognition as a ship-to basis and are recognized when delivery has occurred and title and risk of loss passes to the customer. The following table sets forth the historical results of these indicators by segment:

	Three months ended	Three months ended
	June 30, 2012	June 30, 2011	Net Sales
			% Change
Segment Net Sales
Specialty Phosphates US & Canada	$146,270	$132,068	10.8%
Specialty Phosphates Mexico	47,800	38,531	24.1%
Total Specialty Phosphates	194,070	170,599	13.8%
GTSP & Other	20,110	31,028	(35.2)%
Total	$214,180	$201,627	6.3%

Segment Operating Income
Specialty Phosphates US & Canada	$20,267	$26,460
Specialty Phosphates Mexico	8,534	1,262
Total Specialty Phosphates	28,801	27,722
GTSP & Other (a)	(2,518)	4,895
Total	$26,283	$32,617

Segment Operating Income % of net sales
Specialty Phosphates US & Canada	13.9%	20%
Specialty Phosphates Mexico	17.9%	3.3%
Total Specialty Phosphates	14.8%	16.2%
GTSP & Other (a)	(12.5)%	15.8%
Total	12.3%	16.2%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$6,178	$5,199
Specialty Phosphates Mexico	3,790	3,981
Total Specialty Phosphates	9,968	9,180
GTSP & Other	1,348	1,543
Total	$11,316	$10,723

(a) The three months ended June 30, 2011 include income of $0.1 million for expected future claims regarding Mexican water duties and the three months ended June 30, 2012 include $2.7 million of adjustments including amounts relating to prior periods.

Price / Volume – Second Quarter

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended June 30, 2012 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Reportable Segments	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	7%	3.8%	10.8%
Specialty Phosphates Mexico	6.9%	17.2%	24.1%
Total Specialty Phosphates	7%	6.8%	13.8%
GTSP & Other	(14.7)%	(20.5)%	(35.2)%
Total	3.6%	2.7%	6.3%

Note: Includes Kelatron benefit of 3.2% in Specialty Phosphates US & Canada Volume/Mix and 2.4% in Total Specialty Phosphates

Specialty Phosphates Product Lines	Price	Volume/Mix	Total
Specialty Ingredients	7.4%	4.3%	11.7%
Food & Technical Grade PPA	5.4%	19.2%	24.6%
STPP & Detergent Grade PPA	6.6%	3.8%	10.4%

Note: Includes Kelatron benefit of 3.5% in Specialty Ingredients Volume/Mix

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Six months ended	Six months ended
	June 30, 2012	June 30, 2011
Cash flows from operating activities
Net income	$44,092	$46,715
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	21,555	20,917
Amortization of deferred financing charges	287	312
Deferred income tax (benefit) provision	(359)	4,136
Deferred profit sharing	—	(566)
Share-based compensation	2,328	4,028
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	6,322	(7,674)
Decrease (increase) in inventories	17,096	(24,702)
Decrease in other current assets	2,584	8,159
Increase in accounts payable	8,006	6,015
Decrease in other current liabilities	(25,042)	(8,410)
Changes in other long-term assets and liabilities	(3,488)	(3,105)
Net cash provided from operating activities	73,381	45,825
Cash flows from investing activities:
Capital expenditures	(10,491)	(16,698)
Net cash used for investing activities	(10,491)	(16,698)
Cash flows from financing activities:
Proceeds from exercise of stock options	14	484
Long-term debt borrowings	5,000	—
Long-term debt repayments	(24,000)	(7,000)
Excess tax benefits from exercise of stock options	2,310	2,487
Common stock repurchases	—	(17)
Dividends paid	(11,290)	(9,075)
Net cash used for financing activities	(27,966)	(13,121)
Net change in cash	34,924	16,006
Cash and cash equivalents at beginning of period	35,242	63,706
Cash and cash equivalents at end of period	$70,166	$79,712

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars In thousands)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$70,166	$35,242
Accounts receivable - trade	98,099	104,421
Inventories	152,632	169,728
Other current assets	72,732	75,316
Total current assets	393,629	384,707
Property, plant and equipment, net	179,260	187,421
Goodwill, intangibles and other assets, net	113,163	114,887
Total assets	$686,052	$687,015
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,000	$4,000
Accounts payable, trade and other	40,646	32,640
Other current liabilities	47,094	71,609
Total current liabilities	91,740	108,249
Long-term debt	129,000	148,000
Other long-term liabilities	37,561	37,558
Total liabilities	258,301	293,807
Total stockholders’ equity	427,751	393,208
Total liabilities and stockholders’ equity	$686,052	$687,015

Additional Information
Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.